Exhibit 5.2

July 22, 2013

USF Holland Inc.

c/o YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, Kansas 66211

RE:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Michigan counsel to USF Holland Inc., a Michigan corporation (the “Guarantor”), regarding certain matters in connection with the preparation of the Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on July 22, 2013, under the Securities Act of 1933, as amended (the “Securities Act”), by YRC Worldwide Inc., a Delaware corporation (the “Company”), the Guarantor and the other guarantors named therein (collectively, the “Guarantors”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Rules”), of up to $350,000,000 in aggregate offering price of: (i) debt securities of the Company (the “Debt Securities”); (ii) guarantees of the Debt Securities by some or all of the Guarantors (the “Guarantees”); (iii) shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”); (iv) shares of preferred stock, par value $1.00 per share, of the Company (the “Preferred Stock”); (v) depositary shares representing fractional interests in Debt Securities and shares of Common Stock or Preferred Stock evidenced by depositary receipts of the Company (the “Depositary Shares”); (vi) warrants to purchase debt or equity securities of the Company (the “Warrants”); (vii) purchase contracts to purchase debt or equity securities of the Company (the “Purchase Contracts”); (viii) units consisting of one or more of the foregoing securities and the debt securities of third parties (the “Units”); and (ix) subscription rights to purchase Common Stock or other securities of the Company (the “Subscription Rights” and together with the Debt Securities, the Guarantees, the Common Stock, the Preferred Stock, the Depositary Shares, the Warrants, the Purchase Contracts and the Units, the “Securities”) in one or more offerings from time to time on a delayed or continuous basis (the “Offerings”) for an aggregate amount to be registered pursuant to Rule 462(b) of the Rules.

USF Holland Inc.

July 22, 2013

Materials Examined

Except as described in this letter, we are not generally familiar with the Guarantor’s business, records, transactions, or activities. Our knowledge of its business, records, transactions, and activities is limited to the information that is set forth below and on Exhibit A and that otherwise has been brought to our attention by certificates executed and delivered to us by officers of the Guarantor in connection with this Opinion Letter. In connection with this Opinion Letter, we have examined executed copies of the following documents:

I. The Guarantees

We have also examined copies, certified or otherwise identified to our satisfaction of (a) the Articles of Incorporation and Bylaws for the Guarantor listed in Exhibit A, attached hereto and made a part hereof (collectively, the “Organization Documents”); (b) the Resolutions of the Board of Directors of the Guarantor listed in Exhibit A (the “Authority Documents”); (c) the Officer’s Certificate listed in Exhibit A (the “Officer’s Certificate”); and (d) the Certificate of Good Standing of the Michigan Department of Licensing and Regulatory Affairs (the “Department”), dated July 18, 2013, issued with respect to the Guarantor. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied upon and assumed the accuracy of such records, documents, certificates, and instruments. We have made such examination of the laws of the State of Michigan (the “State”) as we deemed relevant for purposes of this Opinion Letter, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the State.

The Guarantees, the Authority Documents, the Organization Documents and the Officer’s Certificate are collectively referred to herein as the “Transaction Documents.”

Scope of Opinion

Our representation of the Guarantor is limited to the transactions contemplated by the Guarantees and is limited to the review of the matters described herein and does not involve an overall knowledge of, or familiarity with the affairs, operations, obligations, or property of the Guarantor. We have made no search of the public records to determine the existence of any legal proceedings involving the Company or any of the Guarantors.

Assumptions

In rendering our opinions expressed below, we have assumed, without independent investigation or verification of any kind, certain facts and matters of law that are necessary to enable us to render this Opinion Letter. Those assumptions, upon which we have relied with your permission, are as follows:

USF Holland Inc.

July 22, 2013

(i) The genuineness of all signatures, the legal capacity and competency of natural persons executing the Transaction Documents, whether on behalf of themselves or other persons or entities, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents of all documents submitted to us as certified, conformed, photostatic or otherwise reproduced copies, and the authenticity of the originals of such copies.

(ii) The respective factual representations, factual statements and factual warranties in the Transaction Documents are accurate, complete and truthful.

(iii) Each of the Guarantees, in the form submitted to us for review, has been appropriately completed, with all appropriate schedules and exhibits attached, and all blanks appropriately filled in.

(iv) The Guarantees will have been duly authorized and validly executed and delivered by the Guarantor.

(v) All terms and conditions of, or relating to, the transaction described in the Guarantees (the “Transaction”) are correctly and completely contained in the Guarantees, and the execution and delivery of the Guarantees by all parties thereto was free of intentional or unintentional mistake, fraud, undue influence, duress or criminal activity.

(vi) All official public records (including their proper indexing and filing) furnished to or obtained by us, electronically or otherwise, were accurate, complete and authentic when delivered or issued.

Opinions

Based on the foregoing and in reliance thereon, we are of the opinion, subject to the assumptions, limitations and qualifications set forth herein and based on the laws of the State as they are presently written and interpreted, that:

1. The Guarantor is a corporation validly incorporated, validly existing and in good standing under the laws of the State.

2. The Guarantor has the requisite corporate power and corporate authority under State law and its Organization Documents to execute and deliver the Guarantees and to consummate the transactions contemplated by, and perform its obligations under, the Guarantees.

3. The execution and delivery of the Guarantees by Guarantor will not, and the performance by Guarantor of its obligations thereunder will not, conflict with or constitute or result in a breach or default under (or an event which with notice of the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of (i) the Organization Documents, or (ii) any law, rule or regulation of the State.

USF Holland Inc.

July 22, 2013

4. No consent, waiver, approval, authorization or order of any court or governmental authority of the State is required pursuant to any laws of the State in connection with a corporation’s execution and delivery of a guaranty. No consent, waiver, approval or authorization of any regulatory body of the State is required pursuant to any laws of the State in connection with Guarantor’s execution and delivery of the Guarantees. Based solely upon the attached Officer’s Certificate, no order of any court of the State is required pursuant to any laws of the State in connection with Guarantor’s execution and delivery of the Guarantees.

Limitations and Qualifications

Each of the opinions set forth above is limited by its terms and subject to the assumptions hereinabove stated and is further subject to the following qualifications, exceptions and limitations, none of which shall limit the generality of any other assumption, qualification, exception or limitation.

1. Choice of Law. The opinions expressed herein are limited to the laws of the State and expressly exclude Federal law.

2. Law Considered. Our opinions are based solely on the laws of the State. However, we do not purport to address in this Opinion Letter the effect of any of the following laws on any of the opinions contained herein: law of any subdivision of government of the State; environmental laws and regulations; land use and subdivision laws and regulations; trademark and intellectual property laws and regulations; racketeering laws and regulations; health and safety laws and regulations; labor laws and regulations; “Blue Sky” laws and regulations; antitrust and unfair competition laws and regulations; laws, regulations and policies concerning (i) national and local emergencies, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture; other statutes of general application to the extent they provide for criminal prosecution; slum clearance, urban renewal and farm housing; civil rights acts; and the Uniform Relocation Assistance and Real Property Acquisition Policies Act. While we believe these laws are beyond the purview of this Opinion Letter, this qualification is made to avoid any implication otherwise.

3. Reliance. This Opinion Letter is furnished to you in connection with the filing of the Registration Statement and will be incorporated by reference in the Registration Statement. This opinion may not be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP and purchasers of the Securities may rely upon this opinion to the same extent as if each were an addressee hereof. The use or reliance upon this Opinion Letter by any other person or entity without our prior written consent is strictly prohibited.

USF Holland Inc.

July 22, 2013

4. Consent. We hereby consent to the filing of this Opinion Letter with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement with respect to the laws of the State. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Clark Hill PLC

CLARK HILL PLC

EXHIBIT A

Organization Documents for

USF Holland Inc.

1. Articles of Incorporation of the Guarantor, as amended from time to time (“Articles”), as certified by the Department on April 1, 2008, and certified by the Secretary as of July 18, 2013, to be a true and complete copy of the Articles of Incorporation, as amended.

2. Bylaws of the Guarantor (“Bylaws”), as certified by the Secretary of the Guarantor as of July 18, 2013 to be a true and complete copy of the Bylaws of the Guarantor.

3. Resolutions (“Resolutions”) of the Board of Directors of the Guarantor dated July 15, 2013, as certified by the Secretary as of July 18, 2013 to be a true and complete copy of the Resolutions of the Board of Directors of the Guarantor, which Resolutions authorize the execution and delivery of the Guarantees by the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Vice President, the Treasurer, the Secretary, and any Assistant Secretary of the Guarantor.

4. Secretary’s Certificate of Leah K. Dawson, as the Secretary of the Guarantor, dated as of July 18, 2013, certifying certain factual matters and the Articles, Bylaws and Resolutions of the Guarantor, attached hereto (the “Officer’s Certificate”).